EX-FILING FEES (Exhibit 107)

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Enovix Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, Enovix Corporation 2021 Equity Incentive Plan	Other (2)	8,662,339 (3)	$5.95 (2)	$51,540,917.05	0.0001381	$7,117.80
Equity	Common Stock, par value $0.0001 per share, Enovix Corporation 2021 Employee Stock Purchase Plan	Other (4)	2,000,000 (5)	$5.06 (4)	$10,120,000.00	0.0001381	$1,397.57
Total Offering Amounts				—	$61,660,917.05	—	$8,515.37
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$8,515.37
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(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Enovix Corporation (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.
(2)    Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.95 per share, which is the average of the high and low prices of Common Stock, as reported on the Nasdaq Global Select Market on February 20, 2026.
(3)    Represents an automatic annual increase on January 1, 2026 to the number of shares available for issuance pursuant to the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) in an amount equal to 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2021 Plan.
(4)    Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Common Stock, as reported on the Nasdaq Global Select Market on February 20, 2026, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)    Represents an automatic annual increase on January 1, 2026 to the number of shares available for issuance pursuant to the 2021 ESPP in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding year and (ii) 2,000,000 shares of Common Stock, which annual increase is provided by the 2021 ESPP.